EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Idaho Strategic Resources, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Securities Offered by the Company

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, having no par value	Rule 457(c) and 457(h)	1,225,600	$10.24	$12,550,144	0.00015310	$1,921.43
	Total Offering Amount/Registration Fee					$12,550,144		$1,921.43
	Net Fee Due							$1,921.43

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock of Idaho Strategic Resources, Inc. (the “Company”) that become issuable under the Idaho Strategic Resources, Inc. 2023 Equity Incentive Compensation Plan by reason of any stock split, stock dividend, or similar transaction effected that results in an increase in the number of outstanding shares of common stock of the Company.

(2)

The estimated price of $10.24 per share, which is the average of the high and low prices of the Registrant’s common stock as reported on the NYSE American market on January 8, 2025, is set forth solely for the purpose of calculating the fee pursuant to Rule 457(c) under the Securities Act.